                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                      STATEMENT RE: COMPUTATION OF PRIMARY
                      and FULLY DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                         Quarter Ended               Nine Months Ended
                                                       September 30, 1997            September 30, 1997
                                                       -------------------         ---------------------

      Net income                                                  $ 2,567                      $ 14,408

      Primary earnings per share (1)                              $  0.12                      $   0.69

      Fully diluted earnings per share (1)                        $  0.12                      $   0.69

1)The number of common shares outstanding used to compute net income per share was 20,573,847 and 20,281,774 for the quarter and nine months ended September 30,1997, respectively. The provisions of Accounting Principles Board Opinion No. 15, "Earnings per Share" required that the Company, effective for the first quarter of 1997, prospectively commence to report net income per common share on a primary earnings per share basis. Accordingly, the weighted average shares outstanding for the third quarter of 1997 and the nine months ended September 30, 1997, includes common stock equivalents. Primary and fully diluted earnings per share for the quarter ended September 30, 1997, were both calculated based on weighted average shares outstanding of 21,227,999. Primary and fully diluted earnings per share for the nine months ended September 30, 1997, were both calculated based on weighted average shares outstanding of 20,872,932, which assumes the exercise of options covering 1,332,587 shares, excludes 270,702 contingent shares and computes incremental shares using the treasury stock method. The weighted average shares for both the nine months and the third quarter of 1997 have been retroactively adjusted for the 5% stock dividend declared on October 31, 1997.